Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact: Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp, Inc. Announces Regular Quarterly Dividend

Fremont, Michigan, May 17, 2010 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH) today announced that its Board of Directors has declared the Company’s regular quarterly cash dividend of $0.04 per share on its common stock. The dividend will be payable on June 30, 2010 to shareholders of record on June 16, 2010.

“Our dividend represents one aspect of our commitment to maximizing shareholder value and providing a cash return to our investors,” said Richard E. Dunning, Fremont Michigan InsuraCorp’s President and CEO. “In addition to our regular quarterly dividend, we are focused on increasing our book value per share, which has grown at a 22% compound annual rate since our IPO. During that same period, our share price has grown at an even faster rate of return, which illustrates that by doing what’s right for our agents, policyholders, employees and communities, we are also doing what’s right for our shareholders.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”